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

                           COMMUNITY BANCSHARES, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                  April 9, 1999


For information contact:
Brenda Carr, 205-429-1001, ext. 207

For immediate release

Blountsville--"Some allegations have been made recently about the management of Community Bancshares. Let's get down to the facts and put them in plain English," says Kennon R. Patterson, Community Bancshares chairman, chief executive officer and president. "Community Bancshares is a strong, growing company and shareholders, employees, and customers have my word on that."

Community Bancshares stockholders have seen a 64% return on investment this year over 1997. The value of the stock has more than doubled in two years. It rose from $9 per share in 1996 to $20 by the end of 1998. These numbers reflect the effect of a two-for-one stock split in April 1998.

"I'm saddened by the allegations that are currently being spread by a small group of 10 disgruntled shareholders," Patterson continues, "But I do not believe that our shareholders, numbering 2200 in all, will buy into this bogus campaign. I am confident that our shareholders, most of whom are also our depositors and customers will consider the source of the attack."

These are the facts:

         - In just 15 years, a $38 million Blountsville bank has grown to a $603 million holding company, employing 430 people. In Blount County, 185 workers are employed by Community Bank, Community Insurance, Community Appraisals, 1st Community Credit Corporation, and Community Bancshares.

         - Community Bancshares is listed by the Federal Reserve Bank Atlanta as the eighth largest holding company in Alabama. The company now has 30 banking offices in 24 communities, having opened Community Bank Demopolis on March 15, 1999. In addition, the finance company, 1st Community Credit Corporation, has 12 offices, and Community Insurance has three, including the Jim Murphree Agency in Oneonta.

         -        Since 1994, the assets, deposits, and net loans have doubled.
                  In 1998 alone, the company grew more than 20% in assets, total deposits, and net loans.

The disgruntled shareholders include two former directors, R.C. and Brian Corr. The group claims that a significant number, of the board of directors are management "insiders." That's a disservice to those directors and the shareholders who elected them by an overwhelming majority.

Six of the 11 members of the Community Bancshares Board are self-made people who exercised sound judgement in the building of their own businesses or careers. "Anyone who knows these gentlemen knows they are not rubber stamps for anyone," Patterson says.

Those board members are Glynn Debter, owner-operator of Debter Farms at Liberty;
R. B. Jackson, owner Jackson Farm and Garden Center, Minor Hill, TN; John J. Lewis, Jr., production planning manager, Tyson Foods., Inc., Blountsville; Merritt Robbins, Piggly Wiggly operator and property developer of New Hope; Robert O. Summerford, owner-operator Summerford Nursing Home, Falkville; R. Wayne Washam, retired Assistant Superintendent of Education, Arab City Schools, Arab. Five members are part of the Company management team: Kennon R. Patterson, Sr., president, CEO, and chairman; Denny Kelly, president, Community Bank; Bishop K. Walker, Jr., vice chairman/general counsel; Loy McGruder, area executive vice president of Community Bank; and Hodge Patterson, III, area executive vice president of Community Bank.

In the March 31 article in The Blount Countian the shareholders state that Community Bank's return on assets, a method of measuring profitability, is " a full 1.25% below the industry average of approximately 2.0%."

"The truth." Patterson says," Is that SNL Securities, an independent national reporting firm on banks, shows that the average ROA for bank holding companies in the $500 to $1 billion range is 1.16. The Community Bancshares ROA is .67 and the Community Bank ROA is .93. Those numbers are the result of our bank's investment in the communities we serve. They are according to plan. The company added five finance companies, bought two insurance companies, and finished acquisition of Southern Select, an insurance wholesale company that serves about 140 independent insurance agencies in Alabama. In addition to those expenses, the opening of new banking offices in Albertville, Boaz, Guntersville, and in Hartselle Wal-Mart, acquiring the assets of a bank in Uniontown, and start-up expenses for Community Bank Demopolis all affected the ROA for 1998.

"I'm frankly mystified that one of the disgruntled shareholders, Bryan Corr, who sat on the Community Bank Board and seconded the motion for the 1998 expansion plan in a meeting held December 9, 1997, now chooses to be a leader of a group that criticizes what has been a very successful formula for growth."

The disgruntled group claims that Bryan Corr . . .a former holding company board member, resigned from that board January 8, 1999, over disagreement with management practices.

In his resignation letter dated January 28, 1999, Bryan Corr stated that he was resigning over a disagreement with management practices. However, this took place only after he was dismissed from the Community Bank Board and was asked by board members to resign from the Community Bancshares Board in November 1998.


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"The board asked Mr. Corr to resign for inappropriate conduct that took place during the Company stock sale in the fall of 1998," Mr. Patterson says. "While the sale was in progress and the stock was selling for $19 per share, Mr. Corr entered into a private transaction and bought 30,000 shares at $18, $1 below the market price. The board felt it inappropriate for a director to undermine the value of every shareholder's stock during a public sale.

We hope we are setting the record straight for our shareholders and the customers we serve," Patterson, said, "We believe people should earn the right to lead a bank through years of service rather than just buying their way in through a transparent power grab.

Let's get to the bottom line. Community Bancshares is a partnership of management, the board, and shareholders. I invite any shareholder who would like to talk with me about this matter to call 205-429-1000. You deserve the truth and nothing less."






CERTAIN ADDITIONAL INFORMATION REQUIRED BY THE SECURITIES AND EXCHANGE
COMMISSION: Community Bancshares, Inc. (the "Company") will be soliciting proxies for the upcoming Annual Meeting of Stockholders of the Company to vote for election of the Board of Directors' nominees to serve as directors of the Company and for approval of the Company's proposals. Such proxies will be voted against proposals that may be presented at the Annual Meeting by certain members of the so-called Stockholders for Integrity and Responsibility. The following individuals, each of whom is a member of the Board of Directors of the Company, may be deemed to be participants in the solicitation of such proxies and, as of March 1, 1999, beneficially owned the number of shares of the Company's common stock indicated: Glynn Debter, 37,067 shares; Roy B. Jackson, 5,000 shares; Denny G. Kelly, 370,000 shares; John J. Lewis, Jr., 43,667 shares; Loy McGruder, 58,022 shares; Hodge Patterson, III, 80,077 shares; Kennon R. Patterson, Sr., 863,456 shares; Merritt M. Robbins, 184,908 shares; Robert O. Summerford, 116,867 shares; Bishop K. Walker, Jr., 569,479 shares; and R. Wayne Washam, 39,069 shares.